                                                                     Exhibit 2.8

                                SECOND AMENDMENT
                                       TO
                         MERGER AND ISSUANCE AGREEMENT

     THIS SECOND AMENDMENT TO MERGER AND ISSUANCE AGREEMENT (this "Amendment") is made and entered into as of June 26, 1997, by and between Security Capital Atlantic Incorporated, a Maryland corporation ("ATLANTIC"), and Security Capital Group Incorporated, a Maryland corporation ("Security Capital").

     WHEREAS, ATLANTIC and Security Capital are parties to that certain Merger and Issuance Agreement, dated as of March 24, 1997, as amended on April 21, 1997 (as so amended, the "Merger Agreement"), pursuant to which, among other matters, ATLANTIC and Security Capital agreed to merge subsidiaries of Security Capital performing REIT management and property management services with respect to ATLANTIC with and into a subsidiary of ATLANTIC in exchange for shares of common stock of ATLANTIC; and

     WHEREAS, the parties desire to amend the terms of the Merger Agreement to clarify certain ambiguities and to clarify the rights and obligations of the parties with respect to the matters set forth herein.

     NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     Section 1. Section 2.3 of the Merger Agreement is hereby amended and restated in its entirety as follows:

          SECTION 2.3 THE RIGHTS OFFERING. ATLANTIC shall distribute as a dividend to each holder of record of ATLANTIC Common Shares, as of the close of business on the ATLANTIC Shareholders' Approval Record Date, rights to purchase ATLANTIC Common Shares entitling such holder to subscribe for and purchase ATLANTIC Common Shares during the period commencing on the date the ATLANTIC Prospectus is mailed to such holders and expiring on the close of business on the date of the Merger Closing (the "Rights Offering Expiration Date). The issuance of such rights and the issuance of ATLANTIC Common Shares upon exercise of such rights shall be registered under the ATLANTIC Registration Statement and ATLANTIC shall use its best efforts to cause the rights to be tradeable on the Exchange on which the ATLANTIC Common Shares are listed. Each holder of ATLANTIC Common Shares shall receive one (1) right for every one (1) ATLANTIC Common Share held of record by such holder as of the ATLANTIC Shareholders' Approval Record Date. The exercise price per ATLANTIC Common Share for such rights shall be equal to the amount determined by the ATLANTIC Board (or a duly authorized committee thereof); provided, that in the event that the Fair Market Value of an ATLANTIC

     Common Share is more than $25.8633, then the exercise price per ATLANTIC Common Share shall be $25.8633; and provided, further, that the exercise price per ATLANTIC Common Share shall in no event (other than as described in the preceding proviso) be less than 94% of the Fair Market Value of an ATLANTIC Common Share. ATLANTIC shall make available for issuance in the rights offering, up to a maximum number of ATLANTIC Common Shares equal to the difference between (X) the amount determined by dividing (A) the number of ATLANTIC Common Shares issuable pursuant to Section 2.1 by (B) the percentage of all outstanding ATLANTIC Common Shares owned by SCG on the ATLANTIC Shareholders' Approval Record Date (the amount determined pursuant to this clause (X) being the "Rights Offering Amount") and (Y) the number of ATLANTIC Common Shares issuable to SCG pursuant to Section 2.1. Each holder shall be entitled to acquire one (1) ATLANTIC Common Share by paying the Fair Market Value and surrendering that number of rights (rounded down to the nearest whole right) equal to the amount determined by dividing the aggregate number of ATLANTIC Common Shares outstanding on the ATLANTIC Shareholders' Approval Record Date by the Rights Offering Amount. SCG agrees that it shall not exercise or sell or otherwise transfer any rights issued to it pursuant to this Section 2.3 and SCG shall not purchase or otherwise acquire any rights. ATLANTIC shall not accept subscriptions pursuant to such rights unless and until all of the conditions set forth in this Agreement have been satisfied or waived and the mergers described in
     Section 2.1 have been consummated. Any ATLANTIC Common Shares that are not subscribed for by shareholders may be offered to other shareholders pursuant to an oversubscription privilege and, if not fully subscribed for by shareholders, may be sold to third parties. The REIT Manager shall, at its own expense, engage an affiliate of SCG to assist ATLANTIC in selling ATLANTIC Common Shares to third parties.

     Section 2. Exhibit I to the Merger Agreement is hereby amended and restated in its entirety in the form attached hereto as Exhibit A.

     Section 3. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement.

     Section 4. Except as otherwise specifically modified hereby, the Merger Agreement shall remain in full force and effect.

                           *     *     *     *     *

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

                         SECURITY CAPITAL ATLANTIC INCORPORATED


                         By:    /s/ CONSTANCE B. MOORE
                               -----------------------
                               Constance B. Moore
                               Co-Chairman


                         SECURITY CAPITAL GROUP INCORPORATED


                         By:    /s/ JEFFREY A. KLOPF
                               ---------------------
                               Jeffrey A. Klopf
                               Senior Vice President